Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 2 TO

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Amendment No. 2 dated as of May 29, 2009 to the Revolving Credit and Term Loan Agreement (this “Amendment No. 2”), is entered into among Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Borrower”), the Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto (the “Guarantors”), the Lenders signatory hereto and Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and amends the Revolving Credit and Term Loan Agreement dated as of July 27, 2007 (as amended by Amendment No. 1 and Agreement dated as of June 12, 2008 and as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among the Borrower, the Guarantors named therein, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent and the other agents and arrangers named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Section 12.04 of the Credit Agreement provides that the Credit Agreement may be amended, modified and waived from time to time;

WHEREAS, the Borrower and Atlas Pipeline Operating Partnership, L.P. (“APL Operating”) have entered into a Formation and Exchange Agreement dated as of March 31, 2009 by and between Williams Field Services Group, LLC (“WFSG”), Williams Laurel Mountain, the Borrower, APL Operating and APL Laurel Mountain, LLC providing for contribution by the Borrower to Laurel Mountain Midstream, LLC, a Delaware limited liability company (“Laurel Mountain”), the joint venture formed by the Borrower and WFSG of the natural gas gathering and transportation business and the natural gas liquids extraction business conducted utilizing the natural gas gathering system located in eastern Ohio, western New York, northern West Virginia and western Pennsylvania and the liquids extraction facility located in McKean County, Pennsylvania (the “Appalachian Business”), in exchange for a cash payment to a subsidiary of the Borrower of $90 million and the issuance to such subsidiary of the Borrower of (x) a 49% interest in Laurel Mountain and (y) preferred distribution rights with respect to payments made by WFSG or a subsidiary thereof on account of the $25.5 million promissory note to be issued by such subsidiary of WFSG and guaranteed by WSFG to Laurel Mountain as part of WFSG’s capital contribution to Laurel Mountain (the “LM Preferred Interest”);

WHEREAS, the Borrower desires to amend the Credit Agreement to permit the sale of the Appalachian Business to Laurel Mountain;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement in certain other respects as set forth herein;

WHEREAS, subject to certain conditions, the Required Lenders are willing to agree to the amendments set forth in Section 1 hereof relating to the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

Section 1. Amendment to Credit Agreement

(a) Amendments to Section 1.02 of the Credit Agreement. Section 1.02 of the Credit Agreement is hereby amended as follows:

(i) The definition of “Adjusted LIBOR” is hereby amended by inserting the following immediately after “Interest Period” and immediately prior to “.”:

; provided that notwithstanding the foregoing, if the Adjusted LIBOR Rate for any Interest Period as so calculated shall be less than 2.00% per annum, the Adjusted LIBOR Rate shall be deemed to be 2.00% per annum.”

(ii) The definition of “Applicable Margin” is hereby amended and restated as follows:

“Applicable Margin means (i) prior to the Amendment No. 2 Effective Date, “Applicable Margin as defined in this Agreement prior to giving effect to Amendment No. 2 and (ii) on and after the Amendment No. 2 Effective Date, with respect to Term Loans and Revolver Loans, (x) if the Leverage Ratio is less than 7.0 to 1, 4.75% for LIBOR Loans and 3.75% for Base Rate Loans and (y) if otherwise, 5.75% for LIBOR Loans and 4.75% for Base Rate Loans.”

(iii) The definition of “Commitment Fee Percentage” is hereby amended and restated as follows:

“Commitment Fee Percentage means (i) prior to the Amendment No. 2 Effective Date, shall mean “Commitment Fee Percentage” as defined in this Agreement prior to giving effect to Amendment No. 2 and (ii) on and after the Amendment No. 2 Effective Date, 0.50%”

(iv) The definition of “Consolidated EBITDA” is hereby amended and restated as follows (with changes highlighted by underlining insertions and strikethrough text to mark deletions):

“Consolidated EBITDA means, for any trailing twelve-month period, the sum of (i) Consolidated Net Income for such period, plus without duplication (ii) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion, amortization, non-cash compensation on long-term incentive plans, extraordinary, unusual or non-recurring charges relating to premiums or penalties paid to counterparties, in connection with the breakage, termination or unwinding of Hedging Agreements to the extent such charges are financed with or paid for out of proceeds of an Equity Offering by the Borrower and other non-cash charges (other than a non-cash charge resulting from an accrual of a reserve for any cash charge in any future period) to Consolidated Net Income including non-cash losses resulting from mark to market accounting of Hedging Agreements, plus without duplication (iii) the amount of dividends or distributions (other than a LM Preferred Interest Distribution Setoff) received in cash by the Borrower and its Consolidated Subsidiaries from Laurel Mountain, minus without duplication (iv) non-cash credits to Consolidated Net Income including non cash gains resulting from mark to market accounting of Hedging Agreements. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, the historical financial results of any acquisition permitted by Section 9.03(i) closed during such period and exclude, as of the first day of any applicable period, without duplication, the Consolidated EBITDA attributable to (i) assets divested by the Borrower; (ii) to the extent funded with the Net Cash Proceeds from an Equity Offering, losses (in an amount not to exceed the Net Cash Proceeds from such Equity Offering) resulting from the termination or unwinding of Hedging Agreements of the type described in Section 9.07(a) and (iii) the after-tax effect of income (loss) from the early extinguishment of and the interest payments made on Debt extinguished, in each case, occurring during such period or subsequent thereto but on or prior to the date of determination of Consolidated EBITDA; provided that the Consolidated EBITDA attributable to (I) the Appalachian Business; the NOARK Entities and the Sweetwater Gas Processing Plant located in Beckham County, Oklahoma, (II) termination or unwinding prior to March 31, 2009 of Hedging Agreements of the type described in Section 9.07(a) and (III) the after-tax effect of income (loss) from the early extinguishment of Debt prior to March 31, 2009 shall be included.”

(v) The definition of “Consolidated Interest Expense” is hereby amended and restated as follows (with changes highlighted by underlining insertions and strikethrough text to mark deletions):

Consolidated Interest Expense means with respect to such Person and its Consolidated Subsidiaries, for any period, the aggregate cash interest payments made or required to be made for such Person and its Consolidated Subsidiaries on a consolidated basis for such period; provided, that (i) Consolidated Interest Expense for the fiscal quarter ending December 31, 2007 shall be calculated by annualizing the Consolidated Interest Expense for such fiscal quarter, (ii) Consolidated Interest Expense for the fiscal quarter ending March 31, 2008 shall be calculated by annualizing the Consolidated Interest Expense for such fiscal quarter and the previous fiscal quarter; (iii) Consolidated Interest Expense for fiscal quarter ending June 30, 2008 shall be calculated by annualizing the Consolidated Interest Expense for such fiscal quarter and the two (2) previous fiscal quarters and (iv) Consolidated Interest Expense shall exclude historical cash interest payments made with respect to Loans that are prepaid in such period with the Net Cash Proceeds of a Disposition permitted under Section 9.17(f); provided that Consolidated Interest Expense for the fiscal quarter ended March 31, 2009 and the fiscal quarter ended June 30, 2009 shall include historical cash interest payments made with respect to Loans that were prepaid with the Net Cash Proceeds of the Dispositions of the Appalachian Business; the NOARK Entities and the Sweetwater Gas Processing Plant located in Beckham County, Oklahoma.

(vi) The definition of “Debt” is hereby amended by inserting the following at the end of clause (v) immediately after “such Property” and before “;”:

“excluding however (y) oil and gas leases or rights of way acquired in the ordinary course of business solely with respect to the right to maintain flow lines or gathering lines or sales lines across the lands subject thereto, and (z) equipment leases in the ordinary course of business for (i) gathering and processing of Hydrocarbons gathered and transported through the Pipelines or processed, treated or handled in the Pipeline Properties and (ii) office equipment, in each case to the extent such leases are properly accounted for under GAAP as operating leases and not capital leases or as part of a sale leaseback transaction.”

(vii) The definition of “Increase Effective Date” is hereby deleted in its entirety.

(viii) The definition of “Incremental Loan” is hereby deleted in its entirety.

(ix) The definition of “Incremental Loan Commitment” is hereby deleted in its entirety

(x) The definition of “Incremental Loan Maturity Date” is hereby deleted in its entirety.

(xi) The definition of “Increase Joinder” is hereby deleted in its entirety

(xii) The definition of “Mortgages” is hereby amended and restated as follows:

“Mortgages” means each of the Open-Ended Mortgages described or referred to in Exhibit D hereto and any additional mortgages, deeds of trust, security agreements and financing statements or other Security Instruments necessary and appropriate to create and perfect a mortgage Lien in any additional Pipeline Properties acquired by any Obligor as contemplated by Section 8.09(a) hereof”.

(xiii) The definition of “Pro Forma Cost Savings” is hereby deleted in its entirety.

(xiv) The definition of “Revolver Facility” is hereby amended by deleting the words “or increased pursuant to Section 2.12(a).”

(xv) The definition of “Specified Acquisition Period” is hereby deleted in its entirety.

(xvi) The following definitions shall be added in alphabetical order to read as follows:

AHD Preferred Equity Investment shall mean the Class B Member Interest issued by a wholly-owned subsidiary of Atlas Pipeline Holdings, L.P. to the Borrower in exchange for cash consideration of $15 million.

Amendment No. 2 shall mean that certain Amendment No. 2 to the Credit Agreement dated as of the Amendment No. 2 Effective Date among the Borrower, the Guarantors, the Lenders and Administrative Agent.

Amendment No. 2 Effective Date shall mean the date on which each of the conditions precedent to the effectiveness of Amendment No. 2 shall have been satisfied or waived by the Administrative Agent.

Appalachian Business has the meaning given to such term in the Laurel Mountain Formation and Exchange Agreement.

Appalachian Business Investment means the acquisition by the Borrower and its Consolidated Subsidiaries of (x) a 49% interest in Laurel Mountain and (y) the LM Preferred Interest as part of the consideration in exchange for the contribution by the Borrower and its Consolidated Subsidiaries of the Appalachian Business to Laurel Mountain.

Appalachian Disposition means the sale of the Appalachian Business.

Available Cash shall mean, as at any date of determination, the total amount classified as cash and cash equivalents on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries in accordance with GAAP less amounts classified as restricted cash.

Capital Assets shall mean, with respect to any person, all equipment, fixed assets and real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

Capital Expenditures shall mean, for any period, without duplication, all expenditures (including, without limitation, expenditures related to maintenance and repairs) made directly or indirectly by the Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration or financed by the incurrence of Debt), but excluding (i) any portion of the increase in Capital Assets attributable solely to acquisitions of property, plant and equipment permitted by Section 9.03(i); (ii) the Appalachian Business Investment, (iii) additional investments by the Borrower and its Consolidated Subsidiaries permitted by Section 9.03(g)(ii), and (iv) any LM Preferred Interest Distribution Setoff amounts.

Consolidated Senior Secured Funded Debt shall mean, as at any date of determination, Consolidated Funded Debt that is not Subordinated Debt and that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries.

Excess Cash Flow means, for any Excess Cash Flow Period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Consolidated Subsidiaries in accordance with GAAP: (a) Consolidated EBITDA for such period minus (b) the sum of the following: (i) cash taxes and Consolidated Interest Expense paid in cash for such period, (ii) the cash amount of all permitted principal payments made in respect of Debt during such period, (iii) all Capital Expenditures made during such period, (iv) the cash amount of all permitted principal payments made with respect to the Term Loan Facility and prepayments or repayments of the Revolver Loans to the extent that the Revolver Commitment is permanently reduced by an equal amount at the time of such payment, (v) the cash portion of the purchase price and other reasonable acquisition-related costs paid by the Borrower for acquisitions permitted by Section 9.03(i), (vi) Transaction Costs during such period, (vii) transaction costs and premiums paid to purchase options permitted under Section 9.07 and (viii) investments permitted by Section 9.03(g) (other than investments made with the LM Preferred Interest Distribution Setoff) and (p) plus or minus (c) any increases or decreases in working capital.

Excess Cash Flow Period shall mean (i) the period taken as one accounting period from and including July 1, 2009 and ending on December 31, 2009 and (ii) each fiscal year of Borrower thereafter.

Laurel Mountain means the joint venture formed by the Borrower and WFSG pursuant to the Laurel Mountain Formation and Exchange Agreement.

Laurel Mountain Formation and Exchange Agreement means that certain Formation and Exchange Agreement entered into as of March 31, 2009 by and between WFSG, Williams Laurel Mountain, LLC, the Borrower, APL Operating and APL Laurel Mountain, LLC, as amended by Amendment No. 1 dated as of April 16, 2009.

Laurel Mountain LLC Agreement means that certain Amended and Restated Limited Liability Company Agreement of Laurel Mountain by and between Williams Laurel Mountain, LLC and APL Laurel Mountain, LLC to be entered into upon the sale of the Appalachian Business.

LM Preferred Interest means the preferred distribution rights with respect to payments made by WFSG or a subsidiary thereof on account of the WFSG Promissory Note issued to Laurel Mountain as part of WFSG’s capital contribution to Laurel Mountain.

LM Preferred Interest Distribution Setoff means any dividend, distribution, cancellation, contribution of or setoff with respect to the LM Preferred Interest that is applied to the payment of capital contributions otherwise payable by the Borrower or any of its Consolidated Subsidiaries to Laurel Mountain.

Minimum Liquidity shall mean, as at any date of determination, the sum of Available Cash and, so long as at any such date of determination the conditions precedent set forth in Section 6.02 are satisfied, the Revolver Availability Amount.

NOARK Entities means Atlas Arkansas, AAPL2, NOARK, OGG and OGT.

Revolver Availability Amount shall mean, as at any date of determination, the excess of the aggregate of Revolver Commitments of Revolver Lenders over the aggregate Revolver Principal Debt of Revolver Lenders.

Senior Secured Leverage Ratio has the meaning given to such term in Section 9.12.

Specified Debt shall mean Subordinated Debt and any senior or subordinated unsecured notes.

Transaction Costs means all transaction fees, charges and other amounts related to this Agreement and any future amendments hereof or any acquisition permitted by Section 9.03(i) or, to the extent paid to non-Affiliates, any permitted Disposition (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), all such transaction fees as approved by the Administrative Agent, such approval not to be unreasonably withheld.

WFSG means Williams Field Services Group, LLC.

WFSG Promissory Note means that certain $25.5 million promissory note issued by a subsidiary of WFSG to Laurel Mountain and guaranteed by WFSG as part of the consideration in exchange for the contribution by the Borrower and its Consolidated Subsidiaries of the Appalachian Business to Laurel Mountain.

(b) Section 2.04(a) of the Credit Agreement is hereby amended to delete the final two sentences thereof.

(c) Section 2.12 of the Credit Agreement is hereby deleted in its entirety; provided that it is understood and agreed that such deletion shall not affect the Revolving Commitments outstanding immediately prior to the Amendment No. 2 Effective Date (for avoidance of doubt, such Revolving Commitments include the Incremental Loan Commitments that were provided by the Lenders party to the Increase Joinder dated June 27, 2008 among the Borrower, the Administrative Agent and such Lenders).

(d) Section 3.01(b)(iii) is hereby amended by deleting it in its entirety and replacing with the following (with changes highlighted by underlining insertions and strikethrough text to mark deletions):

“(iii) The Borrower shall prepay the Loans in the manner set forth in clause (vi) below in amounts equal to with respect to any Equity Offering consummated, commenced or announced after March 31, 2009, (x) on or prior to September 30, 2009, fifty percent (50%) and (y) thereafter, fifty percent (50%) (or if the Borrower’s Leverage Ratio is less than 5.0:1.0, 0%) of the aggregate Net Cash Proceeds from any Equity Offering by or capital contribution to the Borrower or any of its Subsidiaries other than the exercise price on stock options issued as part of employee compensation. Such prepayment shall be made within five (5) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.”

(e) Section 3.01(b)(iv) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing with the following (with changes highlighted by underlining insertions and strikethrough text to mark deletions):

“(iv) The Borrower shall prepay the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Disposition by the Borrower or any of its Subsidiaries. Such prepayments shall be made within five (5) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder (A) in connection with (x) up to $135,000,000 of aggregate Net Cash Proceeds in respect of Dispositions consummated in the fiscal year ended December 31, 2009 and (y) up to $50,000,000 of aggregate Net Cash Proceeds in respect of Dispositions consummated in any fiscal year thereafter from Dispositions (other than any Disposition pursuant to the terms of the Pioneer Option Agreement) by the Borrower or any of its Subsidiaries which is reinvested within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in similar replacement assets; provided that such $50,000,000 basket in this clause (y) shall not apply with respect to any Disposition if pro forma for any such Disposition, (A) the Senior Secured Leverage Ratio would be greater than 3.00 to 1.00 or (B) the Minimum Liquidity would be less than or equal to $50 million, in which case the Borrower shall be required to prepay the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any such Disposition by the Borrower or any of its Subsidiaries or (B) in connection with Dispositions permitted pursuant to Section 9.17 (other than Section 9.17(f)).”

(f) Section 3.01(b) is hereby amended by inserting the following clause (viii) as follows:

“(viii) No later than five Business Days after the date on which the financial statements with respect to each Excess Cash Flow Period are or are required to be delivered pursuant to Section 8.01(a) (without giving effect to any grace period applicable thereto), the Borrower shall promptly deliver a notice of prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this clause (viii) shall be applied in the manner set forth in clause (vi) above and in accordance with the provisions of Section 2.07 in an aggregate amount equal to the applicable percentage set forth at the appropriate intersection in the table set forth below, based on the Leverage Ratio as in effect from time to time:

Leverage Ratio	Excess Cash Flow Prepayment Percentage
≥5.50 to 1	100%

≥5.00 to 1 but <5.50 to 1	75%

≥4.00 to 1 but <5.00 to 1	50%

<4.00 to 1	0%

provided that, notwithstanding the provisions of Section 2.07, Revolver Loans required to be repaid with Excess Cash Flow pursuant to this clause (viii) shall not be available to be reborrowed and the Revolver Commitment shall be permanently reduced by the amount of such payment applied to repay Revolver Loans.”

(g) Section 7.23 of the Credit Agreement is hereby amended by inserting the words “the agreements relating to Laurel Mountain, including, without limitation, the Laurel Mountain LLC Agreement and the Laurel Mountain Formation and Exchange Agreement and” immediately after “(“ and immediately preceding the words “the agreements referenced.”

(h) Section 8.07 of the Credit Agreement is hereby amended by deleting the words “Reserved” and replacing them with the following:

“Section 8.07 Capital Expenditures and Hedging Strategy Consultant. No later than 45 days after the Amendment No. 2 Effective Date, the Borrower shall engage, at the Borrower’s expense, a consultant reasonably acceptable to the Borrower and the Administrative Agent to conduct a one-time review reasonably satisfactory in scope to the Administrative Agent of the Capital Expenditures strategy and the Hedging Agreements strategy of the Borrower and its Consolidated Subsidiaries. Such consultant shall deliver their report with respect to such review to the Borrower and to the Administrative Agent. The Administrative Agent shall make such report available to the Lenders as soon as practicable after receipt of such report by the Administrative Agent.”

(i) Section 8.13(a)(ii) of the Credit Agreement is hereby amended by adding the words “provided that the Borrower’s equity interest in Laurel Mountain and the LM Preferred Interest (including, for avoidance of doubt, the rights to LM Preferred Interest Distribution Setoffs) shall be required to be pledged pursuant to this clause (ii)” immediately after the words “Unrestricted Entities” and prior to “, and”.

(j) Section 9.01(p) of the Credit Agreement is hereby amended by deleting the words “50,000,000” and replacing them with “25,000,000”.

(k) Section 9.02(c) is hereby amended by deleting it in its entirety and replacing it with the following:

“(c) the filing of UCC financing statements solely as a precautionary measure in connection with (i) oil and gas leases or rights of way acquired in the ordinary course of business solely with respect to the right to maintain flow lines or gathering lines or sales lines across the lands subject thereto and (ii) equipment leases in the ordinary course of business for (x) gathering and processing of Hydrocarbons gathered and transported through the Pipelines or processed, treated or handled in the Pipeline Properties and (y) office equipment; provided that in the case of both clause (i) and (ii) hereof, such leases are properly accounted for under GAAP as operating leases and not capital leases or as part of a sale leaseback transaction.”

(l) Section 9.02(f)(ii) of the Credit Agreement is hereby amended and restated by deleting the words “Section 9.01(k)” and replacing them with the words “Section 9.01(p)”.

(m) Section 9.03(f) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing with the following (with changes highlighted by underlining insertions and strikethrough text to mark deletions):

“(f) (i) investments, loans or advances in or to the Borrower or any Consolidated-Subsidiary permitted under Section 9.01(g) or investments, loans or advances to the Borrower or any Obligor and (ii) the AHD Preferred Equity Investment.”

(n) Section 9.03(g) of the Credit Agreement is hereby amended by deleting the word “[Reserved]” and replacing it with the following:

“(i) the Appalachian Business Investment and (ii) additional investments by the Borrower and its Consolidated Subsidiaries in Laurel Mountain to fund the Borrower’s pro rata share of capital contributions to Laurel Mountain required to be made in accordance with the Laurel Mountain LLC Agreement in an aggregate amount not to exceed $10 million per annum (which amount, for avoidance of doubt, shall not include capital contributions made with the LM Preferred Interest Distribution Setoff); provided that if the aggregate amount of investments made in any fiscal year pursuant to this sub clause (ii) shall be less than $10 million, then the amount of such shortfall may be added to the amount of investments permitted pursuant to this sub clause (ii) for the immediately succeeding (but not any other) fiscal year (it being understood that investments made in any fiscal year pursuant to this sub clause (ii) shall be counted first against the $10 million available to be spent in such fiscal year and second against the unused amount, if any, carried over from the immediately prior fiscal year); provided, further that (x) no cash investments or contribution may be made by the Borrower and its Consolidated Subsidiaries pursuant to this clause (ii) unless and until all the mandatory prepayments of the WFSG Promissory Note that the Borrower or its Consolidated Subsidiaries have the right to require to be made in such fiscal year and all prior fiscal periods have been made.”

(o) Section 9.03(i) of the Credit Agreement is hereby amended by deleting the words “Non-hostile” and replacing them with “non-hostile” and inserting the following immediately preceding such words:

“So long as pro forma for any such acquisition the Leverage Ratio is less than or equal to 4.75 to 1.00,”

(p) Section 9.04 of the Credit Agreement is hereby deleted in its entirety and replaced with the following (with changes highlighted by underlining insertions and strikethrough text to mark deletions):

“Section 9.04 Dividends, Distributions and Redemptions. None of the Borrower or any of its Consolidated Subsidiaries will declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its equity interests now or hereafter outstanding, return any capital to its unitholders or make any distribution of its assets to its unitholders except (1) to the Borrower or any Obligor, (2) to other holders of such Person’s capital stock in connection with a pro rata distribution to all holders of such Person’s capital stock (including, in the case of the Borrower, distributions to the General Partner in respect of its incentive distribution rights) to the extent any such distribution would otherwise be permitted pursuant to another clause of this Section 9.04, (3) in the case of the Anadarko JVs, such distributions as are required by the JV Documents as in effect on the Closing Date and (4) to the extent required to comply with the Limited Partnership Agreement, unless an Event of Default has occurred and is continuing or would result therefrom, (x) the Borrower may make a distribution to its unitholders not to exceed $0.15 per common unit in respect of the fiscal quarter ended March 31, 2009 and (y) commencing with the fiscal quarter ended March 31, 2010, the Borrower and its Consolidated Subsidiaries may declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its equity interests now or hereafter outstanding, return any capital to its unitholders or make any distribution of its assets to its unitholders, so long as pro forma for any such dividend, distribution, purchase, redemption or acquisition or return of capital (A) the Senior Secured Leverage Ratio is less than or equal to 2.75 to 1.00 and (B) the Minimum Liquidity is at least $50 million.”

(q) Section 9.08 of the Credit Agreement is hereby amended by deleting the words “[Reserved]” and replacing them with the following:

“Section 9.08 Early Termination of Hedge Agreements. None of the Borrower or any of its Consolidated Subsidiaries will (a) terminate any Hedging Agreement having a positive market value of the type described in Section 9.07(a) or (b) prior to the termination date set forth in the agreement governing such Hedging Agreement or (b) consent to an amendment to an agreement governing any Hedging Agreement of the type described in Section 9.07(a) or (b) to accelerate the termination date of such Hedging Agreement unless, such termination, in the case of sub clause (a), or such termination date, in the case of sub clause (b) occurs in the same fiscal quarter as the termination date of such Hedging Agreement was scheduled to occur prior to any such termination or acceleration.”

(r) Section 9.11 of the Credit Agreement is hereby amended by deleting all of the words immediately after “any principal amount of any” and replacing them with the following:

“Specified Debt except refinancings, refundings, renewals, extensions or exchange of any Specified Debt permitted by Section 9.01(i); provided that so long as pro forma for any such prepayment the Minimum Liquidity is greater than or equal to $60 million, the Borrower shall be permitted to prepay up to $100 million in the aggregate of Specified Debt with the Net Cash Proceeds of an Equity Offering by, or capital contribution to, the Borrower”

(s) Section 9.12 of the Credit Agreement is hereby amended by deleting the words “[Reserved]” and replacing them with the following:

“Section 9.12 Consolidated Senior Secured Funded Debt to Consolidated EBITDA. The Borrower will not permit the ratio of its Consolidated Senior Secured Funded Debt to Consolidated EBITDA (the “Senior Secured Leverage Ratio”) as of the end of any fiscal quarter of the Borrower commencing with the fiscal quarter ending June 30, 2009 (calculated quarterly based upon the four most recently completed quarters, and including pro forma adjustments acceptable to the Administrative Agent following any material acquisition or Disposition) to be more than:

April 1, 2009 through June 30, 2009	3.00 to 1.00

July 1, 2009 through September 30, 2009	3.75 to 1.00

October 1, 2009 through December 31, 2009	5.25 to 1.00

January 1, 2010 through March 31, 2010	5.75 to 1.00

April 1, 2010 through June 30, 2010	5.00 to 1.00

July 1, 2010 through September 30, 2010	4.25 to 1.00

October 1, 2010 through December 31, 2010	3.75 to 1.00

January 1, 2011 and thereafter	3.00 to 1.00 ”

(t) Section 9.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 9.13 Consolidated EBITDA to Consolidated Interest Expense. The Borrower will not permit the ratio of its Consolidated EBITDA to Consolidated Interest Expense (the “Coverage Ratio”) as of the end of any fiscal quarter of Borrower commencing with the fiscal quarter ending June 30, 2009 (calculated quarterly based upon the four most recently completed quarters, and including pro forma adjustments acceptable to the Administrative Agent following any material acquisition or Disposition) to be less than:

April 1, 2009 through June 30, 2009	2.50 to 1.00

July 1, 2009 through September 30, 2009	2.50 to 1.00

October 1, 2009 through December 31, 2009	1.70 to 1.00

January 1, 2010 through March 31, 2010	1.40 to 1.00

April 1, 2010 through June 30, 2010	1.65 to 1.00

July 1, 2010 through September 30, 2010	1.90 to 1.00

October 1, 2010 through December 31, 2010	2.20 to 1.00

January 1, 2011 and thereafter	2.75 to 1.00 ”

(u) Section 9.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 9.14 Consolidated Funded Debt to Consolidated EBITDA. The Borrower will not permit the ratio of its Consolidated Funded Debt to Consolidated EBITDA (the “Leverage Ratio”) as of the end of any fiscal quarter of the Borrower commencing with the fiscal quarter ending June 30, 2009 (calculated quarterly based upon the four most recently completed quarters, and including pro forma adjustments acceptable to the Administrative Agent following any material acquisition or Disposition) to be more than:

April 1, 2009 through June 30, 2009	5.50 to 1.00

July 1, 2009 through September 30, 2009	6.50 to 1.00

October 1, 2009 through December 31, 2009	8.50 to 1.00

January 1, 2010 through March 31, 2010	9.25 to 1.00

April 1, 2010 through June 30, 2010	8.00 to 1.00

July 1, 2010 through September 30, 2010	7.00 to 1.00

October 1, 2010 through December 31, 2010	6.00 to 1.00

January 1, 2011 and thereafter	5.00 to 1.00 ”

(v) Section 9.15 of the Credit Agreement is hereby amended by deleting the words “[Reserved]” and replacing them with the following:

“Section 9.15 Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures made in any fiscal year period to exceed (i) for the 9-month period ended December 31, 2009, $95 million and (ii) thereafter, $70 million, unless after giving pro forma effect to such Capital Expenditures (x) the Senior Secured Leverage Ratio is less than or equal to 3.00 to 1.00 and (y) the Minimum Liquidity is greater than $50 million.

(w) Section 9.16 of the Credit Agreement is hereby amended by deleting the words “[Reserved]” and replacing them with the following:

“Section 9.16 Incurrence of Debt by Appalachian Joint Venture. The Borrower will not and will not permit any of its Consolidated Subsidiaries to (i) vote in their capacity as a member of Laurel Mountain (whether directly or through a representative on the management committee of Laurel Mountain) (a) in favor of an issuance, incurrence, guarantee or assumption of any Debt by Laurel Mountain or (b) in favor of an amendment or modification to or waiver of the Laurel Mountain LLC Agreement or any other organizational document of Laurel Mountain if such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect or would be materially adverse to the Lenders (including, without limitation, an amendment, modification or waiver of Section 3.2(c), Section 4.4, Article IX or Schedule 5.4(b) of the Laurel Mountain LLC Agreement) or (ii) give their consent to any waiver or an action by Laurel Mountain or the management committee of Laurel Mountain with respect to matters described in clause (i)(a) or (b).”

(x) Section 9.17 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (i), replacing “.” with “; and” at the end of clause (j) and inserting the following clause:

“(k) the Appalachian Disposition; provided that to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, the Borrower shall pledge and assign, or cause to be pledged and assigned, to the Collateral Agent, for the benefit of the holders of the Obligations, a continuing security interest in, and a right to set-off against, any and all right, title and interest of the Borrower or its Consolidated Subsidiaries in and to the 49% equity interest held by Borrower and/or its Consolidated Subsidiaries in Laurel Mountain.”

(y) Section 9.18 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (g), deleting the words “.” at the end of clause (h) and replacing them with “;” and inserting:

“(i) investments in Laurel Mountain permitted by Section 9.03(g) of this Agreement; and

(j) transactions contemplated by the ATN Option Agreement between the Borrower and Atlas Energy Resources, LLC to be entered into upon the sale of the Appalachian Business and section 8.2(b) of the Laurel Mountain LLC Agreement.”

(z) Section 9.22 of the Credit Agreement is hereby amended by adding the following at the end thereof: “provided, however, that the Termination Agreement among the Borrower, APL Operating, Atlas America, Inc., Resource Energy, LLC, Viking Resources, LLC, Atlas Noble, LLC, Atlas Resources, LLC, Atlas Energy Resources, LLC and Atlas Energy Operating Company, LLC to be entered into upon the sale of the Appalachian Business shall be permitted hereunder; provided, further that such Termination Agreement shall not be amended after the Amendment No. 2 Effective Date in a manner materially adverse to the Lenders.”

Section 2. Conditions Precedent to the Effectiveness of this Amendment No. 2.

(a) This Amendment No. 2 shall become effective as of the date hereof (the “Amendment No. 2 Effective Date”) when, and only when, each of the following conditions precedent shall have been (or is or will be substantially concurrently therewith) satisfied or waived by the Administrative Agent:

(i) The Administrative Agent shall have received counterparts of this Amendment No. 2, duly executed by (1) the Borrower, (2) the Administrative Agent and (3) the Required Lenders;

(ii) The Administrative Agent shall have received an opinion of legal counsel for the Borrower, dated the Amendment No. 2 Effective Date and addressed to the Administrative Agent and the Lenders, which opinion shall provide, among other things, that the execution and delivery of the Amendment by the Borrower and the consummation of the transactions contemplated thereby will not violate the corporate instruments of the Borrower or the terms of the Loan Documents, that the Credit Agreement may be amended as provided in this Amendment No. 2 with consent of the Required Lenders in accordance with Section 12.04 and shall otherwise be in form and substance acceptable to the Administrative Agent and the Lenders;

(iii) The Borrower shall have paid (1) the Administrative Agent the fees in the amounts previously agreed to be received on or prior to the Amendment No. 2 Effective Date and (2) all reasonable out-of-pocket costs and expenses of the Administrative Agent associated with real estate collateral matters under the Loan Documents, including this Amendment No. 2 and the preparation, reproduction, execution, delivery, administration, and enforcement of this Amendment No. 2 (including, without limitation, the reasonable fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, with respect thereto)

(iv) The Borrower shall have paid a fee to (i) each Lender who consents to this Amendment No. 2 on or prior to 12:00pm, Charlotte, NC time, on May 27, 2009 in an amount equal to 50 basis points of such consenting Lender’s Term Loans and used and unused Revolver Commitments on the Amendment No. 2 Effective Date; and

(v) Each Guarantor shall have delivered to the Administrative Agent, with respect to each Mortgaged Property, (i) an executed amendment to each Mortgage (as defined in Section 1(a)(v) of this Amendment No. 2) relating to such Mortgaged Property (the “Mortgage Amendments”), (ii) an opinion of counsel to the Borrower (including local counsel) with respect to the due authorization and execution of the Mortgage Amendments and enforceability of the Mortgage Amendments and Mortgages as amended (in each case i form and substance reasonably requested by the Administrative Agent), (iii) completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determinations (“Flood Determinations”) with respect to all Pipeline Properties identified as being improved properties on that certain Officer’s Certificate executed by Borrower dated May 1, 2009 (together with a notice signed by the applicable Guarantor which is the mortgagor under the related Mortgage for any Pipeline Property located within a special flood hazard area as determined by the Flood Determinations), evidence of flood insurance with respect to any such Pipeline Properties so located within a special flood hazard area, and (iv) such other documents which shall reasonably be requested by the Administrative Agent in connection with such Mortgage Amendments (in each case in form and substance reasonably requested by the Administrative Agent).

Section 3. Representations and Warranties

On and as of the Amendment No. 2 Effective Date, after giving effect to this Amendment No. 2, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a) this Amendment No. 2 has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms and the Credit Agreement, as amended by this Amendment No. 2, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms;

(b) No Default or Event of Default under the Credit Agreement exists or is continuing or would exist immediately after giving effect to this Amendment No. 2.

(c) No consent, approval, authorization or offer of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment No. 2.

(d) The representations and warranties set forth in Article VII of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

Section 4. Reference to and Effect on the Loan Documents

(a) As of the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment No. 2 and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment No. 2 as of the Amendment No. 2 Effective Date.

(b) As of the Amendment No. 2 Effective Date, Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and acknowledges and agrees to be bound by all covenants, agreements and acknowledgments in the Credit Agreement and any other Loan Document and to perform all obligations and duties required of it by the Credit Agreement.

(c) Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(d) The execution, delivery and effectiveness of this Amendment No. 2 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrower or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(e) This Amendment No. 2 shall constitute a Loan Document under the terms of the Credit Agreement.

Section 5. Acknowledgement of Guarantors

The Guarantors acknowledge and consent to all terms and conditions of this Amendment No. 2 and agree that this Amendment No. 2 and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Loan Documents.

Section 6. Confirmation of Security Documents

The Borrower hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party. By its execution on the signature lines provided below, each of the Loan Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Security Instruments to which it is a party, confirms that the Security Instruments continue to grant valid Liens on the Collateral to the Collateral Agent for the benefit of the Secured Parties securing the Obligations, represents and warrants that the representations and warranties set forth in such Security Instruments are complete and correct on the date hereof as if made on and as of such date and confirms that all references in such Security Instruments to the “Credit Agreement” (or words of similar import) refer to the Credit Agreement as amended hereby without impairing any such obligations or Liens in any respect.

Section 7. Execution in Counterparts

This Amendment No. 2 may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy or other electronic transmission (i.e. “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.

Section 8. Lender Signatures

Each Lender that signs a signature page to this Amendment No. 2 shall be deemed to have approved this Amendment No. 2 and shall be further deemed for the purposes of the Loan Documents to have approved this Amendment No. 2. Each Lender signatory to this Amendment No. 2 agrees that such Lender shall not be entitled to receive a copy of any other Lender’s signature page to this Amendment No. 2, but agrees that a copy of such signature page may be delivered to the Borrower and the Administrative Agent.

Section 9. Governing Law

This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.

Section 10. Section Titles

The section titles contained in this Amendment No. 2 are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub clause or subsection of any Loan Document immediately followed by a reference in parenthesis to the title of the section of such Loan Document containing such clause, sub clause or subsection is a reference to such clause, sub clause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section, the reference to the title shall govern absent manifest error. If any reference to the number of a section (but not to any clause, sub clause or subsection thereof) of any Loan Document is followed immediately by a reference in parenthesis to the title of a section of any Loan Document, the title reference shall govern in case of direct conflict absent manifest error.

Section 11. Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 12. Severability

The fact that any term or provision of this Amendment No. 2 is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 13. Successors

The terms of this Amendment No. 2 shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 14. Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT NO. 2 OR ANY OTHER LOAN DOCUMENT.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners, GP, LLC, its General Partner

By:
Name:
Title:

GUARANTORS:

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Matthew A. Jones
Chief Financial Officer

ATLAS PIPELINE OHIO, LLC ATLAS PIPELINE MID-CONTINENT, LLC ATLAS PIPELINE PENNSYLVANIA, LLC ATLAS PIPELINE NEW YORK, LLC ATLAS PIPELINE TENNESSEE, LLC APL LAUREL MOUNTAIN, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Matthew A. Jones
Chief Financial Officer

ATLAS PIPELINE MCKEAN, LLC

By:	Atlas Pipeline Pennsylvania, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Matthew A. Jones
Chief Financial Officer

ATLAS MIDKIFF, LLC ATLAS CHANEY DELL, LLC ELK CITY OKLAHOMA GP, LLC SADDLEBACK PIPELINE, LLC NOARK ENERGY SERVICES, LLC

By:	Atlas Pipeline Mid-Continent, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Matthew A. Jones
Chief Financial Officer

ELK CITY OKLAHOMA PIPELINE, L.P.

By:	Elk City Oklahoma GP, LLC, its general partner

By:	Atlas Pipeline Mid-Continent, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Matthew A. Jones
Chief Financial Officer

ECOP GAS COMPANY, LLC

By:	Elk City Oklahoma Pipeline, L.P.

By:	Elk City Oklahoma GP, LLC, its general partner

By:	Atlas Pipeline Mid-Continent, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Matthew A. Jones
Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

We hereby agree to all of the amendments contained in the Amendment No. 2 on the Amendment No. 2 Effective Date.

[ ], as a

[Term Loan] [Revolver Loan] Lender

By:
Name:
Title: